Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of OUTFRONT Media Inc. (formerly CBS Outdoor Americas Inc.) of our report dated February 18, 2014 except for the effects of the stock split discussed in Note 1 to the combined consolidated financial statements, as to which the date is March 17, 2014, and except for the effects of the cash flow revision discussed in Note 1 and the condensed consolidating financial information discussed in Note 17 to the combined consolidated financial statements, as to which the date is December 22, 2014, relating to the financial statements and financial statement schedules of OUTFRONT Media Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 22, 2014